Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Rent-A-Center, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-32296, 333-40958,
333-62582, 333-136615, 333-139792, 333-145121, 333-171926, and 333-211859) on Form S-8 of
Rent-A-Center, Inc. of our reports dated February 28, 2018, with respect to the consolidated balance sheets of Rent-A-Center, Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of Rent-A-Center, Inc.

/s/ KPMG LLP

Dallas, Texas
February 28, 2018